     As filed with the Securities and Exchange Commission on August 6, 1997
================================================================================
                                                      Registration No.333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                         NUKO INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



             DELAWARE                                       16-0962874
    (State or other jurisdiction                           (IRS Employer
of incorporation or organization)                      Identification Number)

                             ----------------------

                                 2391 QUME DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 526-0288
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ----------------------


                                                          Copies to:
       PRATAP KESAV KONDAMOORI                      THOMAS A. EDWARDS, ESQ.
             PRESIDENT                                  LATHAM & WATKINS
          2391 QUME DRIVE                          701 "B" STREET, SUITE 2100
      SAN JOSE, CALIFORNIA 95131                  SAN DIEGO, CALIFORNIA 92101
          (408) 526-0288                                 (619) 236-1234
 (Name, address, including zip code,
and telephone number, including area code,
           of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
____

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____


                        CALCULATION OF REGISTRATION FEE

                                                                           Proposed               Proposed
           Title of Shares                            Amount                Maximum                Maximum            Amount of
          to be Registered                             to be               Aggregate              Aggregate          Registration
                                                     Registered        Price Per Share (1)       Offering Price           Fee
Common Stock, $0.001 par value  . . . . . . .           157,532          $     2.6875               $423,367          $    127

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on an average of the high and low sales prices reported on The Nasdaq Stock Market's National Market System on July 31, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  Page 1 of 22
                            Exhibit Index on Page 20

                                   PROSPECTUS

                         NUKO INFORMATION SYSTEMS, INC.

          157,532 Shares of Common Stock, Par Value $0.001 Per Share.

         This Prospectus relates to 157,532 shares of common stock, par value $0.001 per share (the "Common Stock"), of NUKO Information Systems, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by one stockholder of the Company (such holder being hereinafter described as the "Selling Stockholder"). The Selling Stockholder acquired the Common Stock through a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended (the "Act"). The Company will not receive any proceeds from the sale of the shares offered hereby. The Common Stock of the Company is quoted on The Nasdaq Stock Market's National Market System (the "Nasdaq National Market") under the symbol "NUKO." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on July 31 1997, was $2.875 per share.

         This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.

         The Selling Stockholder, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Use of Proceeds" and "Plan of Distribution."

                             ----------------------

                   THE SHARES OF COMMON STOCK HEREBY INVOLVE
                   A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                        AT PAGE 7 OF THIS PROSPECTUS.


                             ----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

         All expenses of this offering will be paid by the Company except for commissions and discounts of any underwriters, brokers, dealers or agents retained by the Selling Stockholder. Estimated expenses payable by the Company in connection with this offering are approximately $27,000. The aggregate proceeds to the Selling Stockholder from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Act.

                 The date of this Prospectus is August 6, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (b) Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (c)      Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1997;

         (d) The Company's Current Reports on Form 8-K dated February 14, 1997, March 5, 1997 and July, 25, 1997;

         (e) The Company's Proxy Statement for its Annual Meeting of Stockholders held on May 28, 1997; and

         (g) The Company's Registration Statement on Form 8-A registering the Common Stock under Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be addressed to the Secretary of the Company, 2391 Qume Drive, San Jose, California 95131 (telephone number: (408) 526-0288).

                                  THE COMPANY

         Certain statements set forth in this Prospectus and incorporated herein by reference that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussions set forth under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997. Such forward-looking statements are based on current expectations and involve known and unknown risks, uncertainties and other factors, including the factors discussed under the caption "Risk Factors" below, which may cause the actual results of the Company to be materially different from historical results or from any projected results expressed or implied by such forward-looking statements.

         The Company designs, markets and sells one-way and two-way video networking products that form essential building blocks in the development of broadband (high capacity) video networks. The Company's standards compliant products allow its customers to compress and decompress digital video and to transmit signals over many types of networks using different interfaces and protocols. The Company's digital compression and decompression products are sold under the trade names Highlander and RAVE and its network solutions are sold under the trade name Intelligent Broadband Services Network ("IBSN"). The Company markets its products and network solutions for enterprise-wide private networks and public networks offered by carriers such as telephone companies, cable companies, satellite companies and microwave communications companies.

         The Company's products are comprised of codes and multiplexors, which enable video compression and decompression and network interfacing. Such products enable a user to digitize analog signals and to encode, compress, transmit, receive, decompress, decode and display multimedia data streams, allowing the rapid and cost-effective communication of data from the point of origin to remote locations.

         The Company's Highlander products serve the one-way broadcast television market and markets for corporate broadcasting and remote surveillance applications. The Company has targeted its RAVE products at two-way video conferencing, telemedicine, distance learning, remote arraignment and post-production video editing. The Company sells its Highlander and RAVE products separately and in combination as part of its IBSN integrated platform. The Company intends to provide its IBSN customers with Highlander and RAVE products, other standards compliant products, video network consulting services and software to integrate the various pieces of the network, creating a turnkey video network solution.

         The Company's principal executive offices are located at 2391 Qume Drive, San Jose, California 95131, and its telephone number is (408) 526-0288. The Company was incorporated in 1968 under the laws of the State of New York under the name Yondata Corporation.

                              RECENT DEVELOPMENTS

         On July 10, 1997, the Company completed a private financing which resulted in the issuance of 1,318,027 shares of Common Stock for gross proceeds of approximately $3,333,334. The shares were issued to two institutional investors in separate transactions that were each conditioned upon the concurrent closing of the other transaction.

         Of the shares issued in these transactions, 297,619 shares were issued to RGC International Investors, LDC ("RGC"), which purchased the shares at $2.80 per share. These shares were issued upon exercise of outstanding warrants, immediately following repricing of the warrants from $18 to $2.80 (equal to 100% of the average closing prices of the Company's Common Stock for the five trading days preceding the date of exercise). Such warrants were issued in connection with prior conversions of shares of Series A Convertible Preferred stock (the "Convertible Preferred"). As of July 10, 1997, a total of 7,000 shares of Convertible Preferred remained outstanding. In connection with the July financing, the exercise price on all unexercised warrants, whether issued in connection with prior conversions of the Convertible Preferred, or issue upon future conversions, was reduced from $18 to $15 per share. All of the shares underlying the Convertible Preferred and the warrants issued and issuable upon conversion or exercise thereof, as the case may be, including the 297,619 shares issued on July 10, 1997, have been registered for resale. In addition to the 297,619 shares issued to RGC on July 10, 1997, RGC was issued a new three-year warrant to purchase 99,207 shares at an exercise price of $2.80.

         The remaining 1,020,408 shares of Common Stock were issued to six institutional trust accounts for which Altamira Management, Ltd., Toronto, Ontario ("Altamira") acts as agent, which purchased the shares at $2.45 per share. Altamira was also issued three-year warrants to purchase an additional 204,082 shares of Common Stock at $2.45 per share. Altamira also has the right to receive $15 warrants equal to 10% of the aggregate number of $15 warrants issuable to RGC, when additional $15 warrants are issued to RGC.

         In connection with the sale of the securities to Altamira, the placement agent was issued an aggregate of warrants to purchase an aggregate of 102,041 shares of the Company's Common Stock at $2.45 per share and received cash commissions and a nonaccountable expense allowance aggregating $225,000.

         Since May 1997, the Company and certain of its present and former executive officers have been named as defendants to two class action lawsuits as follows:

         On May 23, 1997, Lillian Levine filed a lawsuit in the United States District Court for the Northern District of California against the Company and its former Chief Financial Officer. The action was filed as a class action on behalf of all persons who purchased the Company's Common Stock from April 24, 1997 through May 20, 1997 or their successors in interest. The plaintiff alleges that during this period, the defendants disseminated materially false and misleading press releases and public statements concerning the financial results for the fiscal quarter ended March 31, 1997. The plaintiff alleges claims under the federal securities laws and seeks damages for all members of the class. The Company intends to vigorously defend the action.

         On June 24, 1997, Bruce and Carol Wolitarsky filed a lawsuit in the United States District Court for the Northern District of California against the Company, its President/Chief Executive Officer/Chairman of the Board and its former Chief Financial Officer. The action was filed as a class action on behalf of all persons who purchased the Company's Common Stock from April 24, 1997 through May 20, 1997. The plaintiffs allege that during this period, the defendants issued incorrect financial and business information about the Company, its finances, performance and reporting of its revenues and financial results for its first fiscal quarter of 1997. The plaintiffs allege that this caused the market price of the Company's Common Stock to be artificially inflated and caused them and other purchasers to pay too much for their Common Stock. The plaintiffs allege claims under the federal securities laws and seek damages for all members of the class. The Company intends to vigorously defend the action.

         On May 6, 1997, the Company issued 157,532 shares of Common Stock to Internext Compression, Inc. ("Internext" or the "Selling Stockholder") pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement dated as of April 21, 1997 (the "Purchase Agreement"). As consideration for the issuance of the 157,532 shares of the Company's Common Stock, the Selling Stockholder issued to the Company 1,600,000 shares of its Series B Preferred Stock, no par value ("Series B Preferred"), and a Warrant to purchase an additional 1,600,000 shares of Series B Preferred at an exercise price of $0.625 per share (the "Warrant"). Pursuant to the Purchase Agreement, the Company has agreed to make an post-closing adjustment payment to the Selling Stockholder in the amount of $587,463 payable in cash 30 days after the effectiveness of the Registration Statement of which this Prospectus is a part. If the Registration Statement is not declared effective by the SEC within 90 days after the Closing, then the Company shall within 30 days, at its option, redeem the common stock for $1,000,000 cash or make or arrange an interest-free loan to the Selling Stockholder of up to $1,000,000 in aggregate principal amount which would be advanced in increments of up to $250,000 per month until the Registration Statement, of which this Prospectus is a part, becomes effective. The loan would become due either 30 days after the effective date of the Registration Statement or 12 months after the first advance under the loan, whichever is earlier. The Company and the Selling Stockholder each granted certain registration rights to the other with respect to the shares it issued (or may issue pursuant to the Warrant) to the other. The Shares of Common Stock issued to the Selling Stockholder are the subject of this Prospectus. See "SELLING STOCKHOLDER."

                                  RISK FACTORS

         The purchase of the securities offered hereby involves a high degree of risk and should be considered only by persons who can afford to sustain a total loss of their investment. Prospective purchasers should carefully consider, among other factors, the following:

         HISTORY OF LOSSES. Since its decision to enter the video networking market, the Company has operated at a loss because the Company's revenues were insufficient to support the comparatively substantial expenses incurred by the Company, primarily for research and development. The Company recorded net losses of $703,225 in fiscal 1994, $1,743,862 in fiscal 1995, $1,957,645 for the eight months ended December 31, 1995, and $14,733,030 for the year ended December 31, 1996 and $3,874,378 for the three months ended March 31, 1997.
The Company's accumulated deficit at March 31, 1997 was $22,981,023. The Company expects to continue to incur substantial losses in future periods. There can be no assurance that the Company's products will be widely accepted in the marketplace or to the extent sales are made, that the volume, pricing and timing will be sufficient to permit the Company to achieve profitability in the future. As of December 31, 1996, the Company has net operating loss carry forwards of approximately $16,000,000 and $4,500,000 available to offset future federal and state taxable income, respectively, which losses expire at various dates from 1997 to 2011. The utilization of these losses is contingent upon the Company's ability to generate taxable income in the future. Management does not believe, based upon available evidence, that it is more likely than not that the Company will be able to realize the deferred tax assets.

         INDISPENSABLE NEED FOR CAPITAL/REPORT OF INDEPENDENT ACCOUNTANTS REGARDING ABILITY TO CONTINUE AS A GOING CONCERN. Primarily because of the Company's history of operating losses, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain additional financing. The Company anticipates that without additional equity financing it would likely run out of cash to fund its operations during the fourth fiscal quarter of 1997 and may run out of cash during the third
quarter of 1997.  See "-- Additional Capital Requirement."   The Company
currently does not have any arrangements to obtain other sources of financing. If the Company were unable to secure such financing, the Company would at a minimum be forced to revise its 1997 Operating Plan. The report of independent accountants on the Company's financial statements included in the Company's Annual Report on Form 10-K includes an explanatory paragraph to this effect.

         SHORT OPERATING HISTORY. The Company's operations are subject to all of the risks inherent in a new business enterprise, including the absence of a substantial operating history and the expense of new product development. Various problems, expenses, complications and delays may be encountered in connection with the development of the Company's products and business. Future growth beyond present capacity will require significant expenditures for expansion, marketing, research and development. These expenses must be paid out of future equity or debt financing or out of generated revenues and Company profits. The availability of funds from any of these sources cannot be assured.

         The Company was incorporated in the State of New York in 1968 under the name Yondata Corporation and, in October 1992, changed its name to Growers Express Corporation. In May 1994, Growers Express Corporation merged with NUKO Technologies, Inc., a California corporation, and following the merger, Growers Express changed its name to NUKO Information Systems, Inc. and commenced operations through NUKO Technologies, Inc., which survived the merger as the Company's wholly owned subsidiary. From 1970 to 1994, the Company had no operations and no revenues. The Company's management, which had no affiliation with Growers Express prior to the merger with NUKO Technologies in May 1994, has almost no knowledge of the Company's activities between its incorporation in 1968 and the merger, and very few corporate records relating to the period between 1970 and 1994 are available. As a result, while management believes that there are no material liabilities related to the predecessor company, there can be no assurance that there are no potential liabilities relating to such period or that the Company always has conducted its corporate activities during this period in accordance with the New York Business Corporations Law.

         EARLY STAGE OF PRODUCT DEVELOPMENT. Since early 1994, the Company has been primarily engaged in research and development of its technologies, product design and establishment of strategic alliances on which the Company expects to depend for manufacturing, sales and distribution of its potential products.
The Company has only recently begun to generate significant revenues from the commercialization of products. The Company has to date sold its initial products only in limited quantities, primarily for use in development, demonstration and testing of prototypes. Certain contracts may relate to new technologies that may not have been previously deployed on a large-scale commercial basis. The Company's products are based on technologies that have not been widely deployed, and there can be no assurance that the Company will be able successfully to market its initial products to generate the increased revenues necessary to sustain full scale commercial production or that the Company's products will be well received when introduced into the marketplace on a full commercial scale. The Company's products also must interoperate effectively among a wide variety of different equipment, different protocols and different transmission speeds. While the Company believes its products interoperate effectively among the principal configurations of equipment, protocols and transmission speeds that are currently commercially deployed, there can be no assurances that the Company's products will continue to interoperate effectively among other configurations of equipment, protocols and transmissions which may be developed or utilized in the future. Moreover, management of the Company has limited experience with the distribution of technologically complex products in commercial quantities and there can be no assurance that the Company will be able to make necessary adaptations to successfully move from the research and development stage to full commercial production and distribution.

         COMPETITION. The segments of the telecommunications industry in which the Company competes are intensely competitive and are characterized by declining average selling prices and rapid technological change. The Company competes with major domestic and international companies, virtually all of which have substantially greater financial, technical, production and marketing resources than the Company with which to pursue engineering, manufacturing, sales, marketing and distribution of their products. For example, in its compression and networking business, the Company competes with vertically integrated system suppliers including General Instrument Corporation, Scientific- Atlanta, Inc. and Philips, as well as more specialized suppliers including the DMV division of News Corp., C-Cube Microsystems' DiviCom Inc. subsidiary, and the TV/COM subsidiary of Hyundai. In addition, some of the Company's customers are actual or potential competitors of the Company, competing against the Company with its own products. The Company believes that the principal criteria for competition in its market include cost competitiveness, flexibility, revenue generation capability, compatibility with existing networks and upgradeability, as well as customer support. There can be no assurance that the Company will be able to compete successfully with these other companies on these factors or otherwise.

         ADDITIONAL CAPITAL REQUIREMENT. In July 1997, the Company completed a private financing which included the sale by the Company of shares of Common Stock and the exercise by one of the Company's existing investors of outstanding warrants to purchase Common Stock, which, in the aggregate raised approximately $3,300,000 (the "July Financing"). See "RECENT DEVELOPMENTS"
The Company believes that its existing cash resources, its renewed line of credit with Silicon Valley Bank (based on 60% of allowable accounts receivable up to $6,000,000) and the proceeds of the July Financing, together with cash generated from operations, if any, may not provide adequate funding for its capital requirements through the third quarter of 1997. Therefore, the Company expects it will need additional funds to support its operating plan at sometime during the second half of 1997. The Company's capital requirements will depend on many factors, including the progress of its research and development efforts, its timely receipt of revenue from sales of its products to large customers, the need to devote resources to manufacturing operations, and the demand for the Company's products. Additional future financing may occur through the sale of unregistered Common Stock or convertible securities in exempt offerings or through the public offering of registered stock or convertible debt. However, an institutional investor has a right of first refusal until February 23, 1998 to purchase securities on the same terms offered by potential investors during such period, unless such financing is by way of a firm commitment underwriting, the issuance of securities in connection with a merger, consolidation or sale of assets or the issuance of securities in connection with a strategic alliance. Such right of first refusal could impair the Company's ability to obtain needed financing on acceptable terms or could prevent the Company from obtaining such financing on any terms. There can be no assurance that new financing will be available when needed by the Company or that the terms, if available, will be satisfactory to the Company. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development or manufacturing programs or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its technologies or potential products or other assets that the Company would not otherwise relinquish. The inability of the Company to raise needed funds would have a material adverse effect on the Company's business, financial condition and results of operations.

         MANAGEMENT OF GROWTH. During 1996, the Company has begun to experience significant growth which is expected to continue at a rapid pace for the foreseeable future. Such growth has placed, and will continue to place, significant strain on the Company's limited personnel and other resources. The Company's ability to manage any further growth, should it occur, will require it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. There can be no assurance that the Company will be able to find qualified personnel to fill needed positions or be able to successfully manage a broader organization. The failure of the Company to effectively expand or manage these functions consistent with any growth that may occur could have a material adverse effect on the Company's business and results of operations.

         DEPENDENCE ON CUSTOMER CAPITAL SPENDING REQUIREMENTS AND PURCHASING TRENDS. The Company's business is directly impacted by capital spending requirements and funding of the Regional Bell Operating Companies ("RBOCs") and other major customers in the telecommunications industry. The capital budgets of these customers or potential customers is beyond the control of the Company and can be affected by numerous factors completely unrelated to the performance, quality and price of the Company's products. Should the Company's customers or potential customers suffer budgeting cutbacks affecting their capital purchasing plans, the Company's results of operations could be adversely affected. In addition, in recent years, the purchasing behavior of the Company's customers has increasingly been characterized by the use of large contracts with few suppliers. This trend is expected to intensify and will contribute to the variability of the Company's results. Such larger purchase contracts typically involve longer negotiating cycles, require dedication of substantial amounts of working capital and other resources and, in general, require investments that may substantially precede recognition of associated revenues. Moreover, in return for larger, longer-term purchase agreements, customers often demand more stringent acceptance criteria, which may also cause revenue recognition delays. For example, if customers ask the Company to price its products based on estimates of such customers' future requirements, and such customers fail to take delivery of an amount comparable to the estimated amount on which the Company bases its prices, the Company may recognize lower margins on product revenue.

         RELIANCE ON TELCOS. Before purchasing products such as those of the Company, telephone companies ("telcos") subject such products to lengthy approval processes, which can take several years or more for complex products based on new technologies. The Company expects to be required to submit each successive generation of its products as well as new products to its telco customers for approval. The length of the approval process will depend upon a number of factors, including the complexity of the product involved, development priorities of telcos, telcos' budgets and regulatory issues affecting telcos. Moreover, the need for regulatory approval from the Federal Communications Commission (the "FCC") for certain new telco services prior to their implementation may delay the approval process. Any such delay would have a material adverse effect on the Company's business, financial condition and results of operations.

         Historically, telcos have been cautious in implementing new technologies. Telcos' deployment of the Company's compression and networking technologies may be prevented or delayed by a number of factors, including telcos' lengthy product approval and purchase processes; cost; regulatory barriers that may prevent or restrict telcos from providing interactive multimedia services; the lack of demand for Internet access and other interactive multimedia services; the lack of sufficient programming content for interactive multimedia services; the availability of alternative technologies; and telcos' policies that favor the use of such alternative technologies. In addition, telcos are generally reluctant to deploy new technologies available only from a single source, especially when the supplier is as small as the Company, and often require alternative sources before deploying a new technology. This reluctance may put the Company at a competitive disadvantage relative to some of its competitors. Even if telcos adopt policies favoring full-scale implementation of the Company's compression and networking technologies, there can be no assurance that sales of the Company's products will become significant or that the

Company will be able successfully to introduce its products on a timely basis or to sell those products in material quantities. The failure of telcos to deploy the Company's technologies would have a material adverse effect on the Company's business, financial condition and results of operations. Even if demand for the Company's products is high, telcos may have sufficient bargaining power to demand low prices and other terms and conditions which may have a material adverse effect on the Company's business, financial condition and results of operations.

         DEPENDENCE ON SUPPLIERS. The Company purchases certain of the chips and chip sets needed in its products from single source suppliers. The Company is dependent upon such suppliers to deliver parts and components as needed for the manufacture of the Company's products, but there can be no assurance that such suppliers will continue to be able to serve the Company's needs. While there are alternative sources of supply for each of the components outsourced by the Company, the Company would incur delays if required to switch to another supplier. Any disruption of the Company's relationships with any of its key single source suppliers or manufacturers or other limitations on the availability of these products provided by such suppliers could have an adverse effect on the Company's business and operating results.

         PRICING PRESSURES. The markets into which the Company sells or will sell its products are characterized by extreme price competition, and the Company expects the average selling prices of its products will decrease over the life of each product. In order to partially offset declines in the selling price of its products, the Company will need to reduce the cost of its products by implementing cost reduction design changes, obtaining cost reductions as and if volumes increase and successfully managing manufacturing and subcontracting relationships. Since the Company does not operate its own manufacturing facilities and must make binding commitments to purchase products, it may not be able to reduce its costs as rapidly as companies that operate their own manufacturing facilities. The failure of the Company to design and introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing relationships would have a material adverse effect on its business and results of operations.

         DEPENDENCE ON SUBCONTRACTORS. The Company's reliance on subcontractors to manufacture and assemble certain products involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity and potential misappropriation of its intellectual property. Although the Company has not experienced material disruptions in supply to date, there can be no assurance that manufacturing or assembly problems will not occur in the future or that any such disruptions will not have a material adverse effect upon the Company's results of operations. Further, there can be no assurance that suppliers who have committed to provide product will do so, or that the Company will meet all conditions imposed by such suppliers. Failure to obtain an adequate supply of products on a timely basis would delay product delivery to the Company's customers, which would have a material adverse effect on the Company's business and results of operations. In addition, the Company's business could also be materially and adversely affected if the operations of any supplier are interrupted for a substantial period of time, or if the Company is required, as a result of capacity constraints in its industry or otherwise, to increase the proportion of goods purchased from higher cost suppliers in order to obtain adequate product volumes. The Company is currently in litigation with one of its subcontractors; however, the subcontractor was not a sole source contractor and such litigation has not impacted the Company's ability to manufacture its products through other sources.

         FLUCTUATIONS IN QUARTERLY RESULTS; LACK OF BACKLOG. The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results of operations. Factors that have contributed or may contribute to future fluctuations in the Company's quarterly results of operations include the size and timing of customer orders and subsequent shipments, customer order deferrals in anticipation of new products, timing of product introductions or enhancements by the Company or its competitors, market acceptance of new products, technological changes in the telecommunications industry, competitive pricing pressures, accuracy of customer forecasts of end-user demand, changes in the Company's operating expenses, personnel changes, changes in the mix of product sales and contract and consulting fees, quality control of products sold, disruption in sources of supply, regulatory changes, capital spending, delays of payments by customers and general economic conditions. The timing and volume of customer orders are difficult to forecast. The Company does not have a material backlog of orders for its products.

         The Company intends to continue to make significant ongoing research and development expenditures for new products and technologies, which may have a material adverse effect on the Company's quarterly results of operations. The Company's expense levels are based in part on expectations of future revenues and are relatively fixed in the short term. The Company intends to increase operating expenditures as the Company expands its operations to develop and market its compression and networking products. Consequently, a shortfall in quarterly revenues due to a lack of sales of the Company's products or otherwise would adversely impact the Company's business, financial condition and results of operations in a given quarter due to the Company's inability to adjust expenses or inventory to match revenues for that quarter. In addition, there can be no assurance that, as the Company increases sales of its products, warranty returns will not become significant or that warranty returns, if significant, will not have a material adverse effect on the Company's business, financial condition and results of operations.

         GOVERNMENT REGULATION. Although the extensive regulation of telcos by Federal, state and foreign regulatory agencies, including the FCC and various state public utility and service commissions, does not directly affect the Company, the effects of such regulation on the Company's customers may have a material adverse effect on the Company's business, financial condition and results of operations. For example, FCC regulatory policies affecting the availability of telco services, and other terms on which telcos conduct their business, may impede the Company's penetration of certain markets. Although the Telecommunications Act of 1996 eliminated or modified many FCC restrictions on telcos' ability to provide interactive multimedia services, the remaining or any future restrictions may have a material adverse effect on telcos' demand for the Company's products. Cable operators, which may become another market for the Company's products, are also subject to extensive governmental regulations that may discourage them from deploying the Company's compression and networking technology. In addition, rates for telecommunications services are generally governed by tariffs of licensed carriers that are subject to regulatory approval. These tariffs could have a material adverse effect on the demand for the Company's products. The imposition of certain tariffs, duties and other import restrictions on components which the Company intends to obtain from non-domestic suppliers, the imposition of export restrictions on products which the Company intends to sell internationally or other changes in laws or regulations in the United States or elsewhere could also have a material adverse effect on the Company's business, financial condition and results of operations.

         POTENTIAL PRODUCT LIABILITIES. One or more of the Company's products may contain undetected component, hardware, software or mechanical defects or failures when first introduced or may develop defects or failures after commencement of commercial production or shipments. Any such defects or failures could cause loss of goodwill, if any, with distributors and with customers, prevent or delay market acceptance of the Company's products, result in cancellations or rescheduling of orders or shipments or product recalls or returns and expose the Company to claims from customers. The Company also could incur unexpected and significant costs, including product redesign costs and costs associated with customer support. The Company expects to sell its products with a limited warranty against defects in materials and workmanship. If any of the Company's products are found within the warranty period to contain such defects, the Company could be required to repair or replace the defective products or refund the purchase price. The occurrence of any such defect or failure could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain insurance to protect against claims associated with the use of its products and there can be no assurance that the Company will be able to satisfy claims that may be asserted against the Company.

         INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company attempts to protect its technology through a combination of patents, copyright and trade secret laws, confidentiality procedures and licensing arrangements. While the Company currently has no patents, the Company has applied for certain patents and intends to continue to seek patents on its technology, when appropriate. There can be no assurance that patents will issue from any of the pending applications or that any claims allowed from pending patents will be sufficiently broad to protect the Company's technology. While the Company intends to protect its intellectual property rights vigorously, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company will endeavor to keep the results of its research and development program proprietary, but may not be able to prevent others from using some or all of such information or technology with or without compensation. The Company's ultimate success will depend to some extent on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to market its initial products. However, there is no assurance that the Company is not infringing proprietary rights of others or that it will be able to obtain any technology licenses it may require in the future.

         DEPENDENCE ON EMERGING MARKETS. The markets into which the Company is targeting its products is newly developing. The potential size of the market opportunities and the timing of their development is uncertain. In addition, the emergence of markets for certain digital video applications will be affected by a variety of factors beyond the Company's control. In particular, certain sectors of the communications market will require the development and deployment of an extensive and costly communications infrastructure. There can be no assurance that the communications providers will make the necessary investment in such infrastructure or that the creation of this infrastructure will occur in a timely manner. In addition, the deployment of such infrastructure will be subject to governmental regulatory policies, taxes and tariffs. The development of such markets could be delayed or otherwise adversely affected by new governmental regulations or changes in taxes or tariffs, or by the failure of government agencies to adopt changes to existing regulations necessary to permit new technologies to enter the market.

         POSSIBLE TECHNOLOGICAL ADVANCES. The market for the Company's initial products is expected to be characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its ability to successfully bring to market and then enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that the Company will successfully complete the development of its future products or that the Company's initial or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not render the Company's initial or future products or technologies non-competitive or obsolete.

         ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and could make removal of management more difficult. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers that are priced above the then current market value of the Common Stock. The provisions also may inhibit increases in the market price of the Common Stock that could result from takeover attempts. Additionally, the Board of Directors of the Company, without further stockholder approval, may issue up to 4,990,000 shares of Convertible Preferred, in one or more series, with such terms as the Board of Directors may determine, including rights such as voting, dividend and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock. Convertible Preferred may be issued quickly with terms which delay or prevent the change in control of the Company or make removal of management more difficult. Also, the issuance of Convertible Preferred may have the effect of decreasing the market price of the Common Stock.

         DEPENDENCE ON KEY PERSONNEL; SEARCH FOR CHIEF FINANCIAL OFFICER. The ability of the Company to build and maintain its competitive technological position will depend, in large part, on continued service of its key technical and management personnel and on its ability to attract and retain highly-skilled technical, marketing and management personnel. Competition for such personnel is intense and there is no assurance that qualified people will be available when required. The Company does not currently have employment agreements with any of its key employees. The Company does not have, and is not contemplating securing, key man life insurance on any of its executive officers or other key personnel. There can be no assurance that any of these individuals or any other key employee will not voluntarily terminate his or her employment with the Company. The loss of certain key employees, particularly the Company's President and Chief Executive Officer, Pratap Kesav Kondamoori, would have a material adverse effect on the business of the Company.

         On May 21, 1997, John H. Gorman, the Company's Chief Financial Officer, Vice President--Finance, Treasurer and Secretary, left the Company. The Company has appointed Thomas A. Spanier, a financial and management consultant, as interim chief financial officer to serve until the Company locates a permanent chief financial officer. There can be no assurance that the Company will be successful in its search for a permanent chief financial officer with the requisite qualifications and experience. The Company's failure to locate and hire a permanent chief financial officer could have a material adverse effect on the Company.

         CONTROL BY OFFICERS AND DIRECTORS. As of July 22, 1997, the officers and directors of the Company control, directly or indirectly, approximately 27% of the voting power of the Company's voting stock, including options and warrants immediately exercisable or exercisable within 60 days of such date. Although management does not control a majority of the outstanding voting stock, it holds a sufficient amount to make it more difficult for an independent third party to effect a change in control of the Company than would be the case if the stock ownership were less concentrated among members of management.

         STOCK MARKET VOLATILITY; VOLATILITY OF THE COMPANY'S COMMON STOCK. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. The price of the Company's Common Stock, in particular, has been extremely volatile. During the period from January 1, 1997 through July 22, 1997, the Company's Common Stock has moved from a high of 13-1/2 and a low of 2-3/16.

         ABSENCE OF DIVIDENDS. The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future, but instead intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

         CONVERTIBLE SECURITIES, WARRANTS AND OPTIONS; POTENTIAL DILUTION AND ADVERSE IMPACT ON ADDITIONAL FINANCING. As of July 22, 1997, the Company had outstanding options and warrants to purchase an aggregate of 4,247,126 shares of Common Stock at a weighted average exercise price of $5.41 per share. The Company also is obligated to issue additional Warrants to acquire 1,544,445 shares of Common Stock and 3,544,445 shares of Common Stock upon conversion of the Convertible Preferred based on a conversion price of the Convertible Preferred at the time of such conversion of $2.02 (representing a 15% discount from $2.375, a recent closing price). Pursuant to the terms of the Convertible Preferred, the minimum number of shares available for resale is 937,500 (including shares underlying Warrants), based on a fixed maximum conversion price of $16.00 per share. Subject to such minimum number, the exact number of shares of Common Stock issuable upon conversion of Convertible Preferred and exercise of Warrants issued pursuant to such conversion cannot be estimated with certainty because such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The number of warrants and shares of Common Stock issuable upon conversion of the Convertible Preferred is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions. Under the terms of the Convertible Preferred and the Warrants, the maximum number of shares currently issuable upon conversion of the Convertible Preferred and upon exercise of "in the money" Warrants issuable upon such conversion is 2,092,331 (19.99% of the number of shares of the Company's Common Stock outstanding on December 16, 1996). If the Investor wishes to convert shares of Convertible Preferred or to exercise in the money warrants for more than 2,092,331 shares of Common Stock and the Company has not received an affirmative vote of its stockholders approving such issuance, then the Company must redeem the outstanding shares of Convertible Preferred, at a premium, for cash or for a six month note bearing interest at 12% per annum. To the extent that such options and warrants are exercised or shares of Convertible Preferred are converted (and the Warrants issuable upon such conversion are exercised), substantial dilution of the interests of the Company's stockholders is likely to result and the market price of the Common Stock may be materially adversely affected. In the case of the Convertible Preferred, such dilution will be greater if the future market price of the Common Stock decreases. For the life of such warrants, options and convertible securities the holders will have the opportunity to profit from a rise in the price of the underlying securities. The existence of such warrants, options and convertible securities has in the past, and is likely in the future, to affect materially and adversely the terms on which the Company can obtain additional financing, and the holders of warrants and options can be expected to exercise them at a time when the Company would otherwise, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by such warrants, options and convertible securities.

         SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock by existing stockholders under Rule 144 of the Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of the Common Stock. As of July 22, 1997, there were more than 9,350,000 shares of Common Stock eligible for sale in the public market, subject to compliance with Rule 144. In addition, the Company intends to register up to 2,700,000 shares for issuance under its 1996 Stock Option Plan and 1996 Director Stock Option Plan and 1,400,000 shares under its 1995 Stock Option Plan. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

                                USE OF PROCEEDS

         The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholder. Accordingly, the Company will receive none of the proceeds from the sale thereof.

                              SELLING STOCKHOLDER

         The Selling Stockholder has not had a material relationship with the Company within the past three years other than as a result of its ownership of shares of Common Stock of the Company, and the Company's ownership of 1,600,000 shares of Series B Preferred Stock of the Selling Stockholders and a Warrant to purchase another 1,600,000 shares of Series B Preferred Stock of the Selling Stockholder.

         The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock owned by the Selling Stockholder as of August 6, 1997, and the number of shares which may be offered for resale pursuant to this Prospectus.

         The information included below is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may offer all, some or none of its Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold to parties unaffiliated with the Selling Stockholder.

                                     SHARES OF COMMON STOCK       SHARES OF COMMON          SHARES OWNED AFTER
 NAME                                OWNED PRIOR TO OFFERING(1)   STOCK BEING OFFERED       OFFERING (2)
--------------------------------------------------------------------------------------------------------------
Internext Compression, Inc.          157,532                      157,532                       0

(1) The Selling Stockholder has sole voting and sole investment power with respect to all shares owned.

(2) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Stockholder.


                              PLAN OF DISTRIBUTION

         The Company is registering the shares of Common Stock offered by Selling Stockholder hereunder pursuant to contractual registration rights contained in the Purchase Agreement. Such registration rights require the Company to file a registration statement on an appropriate form with the Securities and Exchange Commission (the

"Commission") with respect to the offering and sale or other disposition of the Common Stock owned by the Selling Stockholder.

         The shares of Common Stock offered hereunder may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold to or through one or more broker-dealers acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions, privately negotiated transactions, short sales or otherwise, or in any combination of transactions.

         In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholder, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting documents or commissions under the Act.

         Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Stockholder, any broker dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

         The Company and the Selling Stockholder have agreed, and hereafter may further agree, to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.


                                    EXPERTS

         The consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference in this Prospectus in reliance on the report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting an auditing.

        The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the eight months ended December 31, 1995 and the year ended April 30, 1995, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California.

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.


                               -----------------

                               TABLE OF CONTENTS




                                                                    PAGE
                                                                    ----
Available Information . . . . . . . . . . . . . . . . . . . . . . .    2

Incorporation of Certain
   Documents by Reference . . . . . . . . . . . . . . . . . . . . .    2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

Recent Developments . . . . . . . . . . . . . . . . . . . . . . . .    4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . .   14

Selling Stockholder   . . . . . . . . . . . . . . . . . . . . . . .   14

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .   14

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   15




                         157,532 SHARES OF COMMON STOCK







                                NUKO INFORMATION
                                 SYSTEMS, INC.



                              -------------------

                              P R O S P E C T U S

                              -------------------








                             ________________, 1997



================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is an itemized statement of expenses to be incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


     Securities and Exchange Commission registration fee  . . . . . . . . . . . . . . . . . $    127
     Blue Sky fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5,000
     Public accountants' fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8,000
     Company legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10,000
     Miscellaneous expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,873

               TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $27,000
                                                                                             =======


All of the above items except the registration fee are estimates.

Item 15.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Act.

         The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

         The Company intends has entered into indemnification agreements with certain officers and directors to effectuate these indemnity provisions following effectiveness of the reincorporation merger.

Item 16.   Exhibits.

         3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed March 5, 1997).

         3.2 Certificate of Designation containing the designations, preferences and rights of the Company's Series A Convertible Preferred (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed March 5, 1997).

         3.3     Bylaws of the Company (incorporated by reference to Exhibit
                 3.3 to the Company's Current Report on Form 10-K filed with the Commission on March 31, 1997).

         4.1 Series B Preferred Stock and Warrant Purchase Agreement dated as of April 21, 1997 by and between the Company and Internext Compression, Inc.

         5.1     Opinion of Latham & Watkins.

         23.1    Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

         23.2    Consent of Grant Thornton LLP.

         23.3    Consent of Coopers & Lybrand L.L.P.

         24.1    Power of Attorney (included on signature page hereto).

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraphs
(1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 6 day of August, 1997.



                                 NUKO INFORMATION SYSTEMS, INC.


                                 By:/S/ PRATAP KESAV KONDAMOORI
                                 -----------------------------------------------
                                 Pratap Kesav Kondamoori
                                 Chairman, President and Chief Executive Officer



                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Pratap Kesav Kondamoori with full power of substitution and resubstiution, as his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission.

 Signature                              Title                                        Date
 ---------                              -----                                        ----
 /S/ PRATAP KESAV KONDAMOORI                                                         August 6, 1997
 -------------------------------------
 Pratap Kesav Kondamoori                Chairman, President and Chief Executive
                                        Officer (Principal Executive Officer)


 /S/ THOMAS A. SPANIER                                                               August 6, 1997
 --------------------------------------
 Thomas A. Spanier                      Chief Financial Officer (Principal
                                           Financial and Accounting Officer)

 /S/ H.R. KEDLAYA                                                                    August 6, 1997
 --------------------------------------
 H.R. Kedlaya                           Vice President, Strategic Planning,
                                           Assistant Secretary and Director

 /S/ ANDERS O. FIELD, JR.                                                            August 6, 1997
 --------------------------------------
 Anders O. Field, Jr.                   Director
 /S/ MARC DUMONT                                                                     August 6, 1997
 --------------------------------------
 Marc Dumont                            Director

 /S/ ROBERT C. MARSHALL                                                              August 6, 1997
 --------------------------------------
 Robert C. Marshall                     Director

                                 EXHIBIT INDEX

        The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.


Exhibit No.         Description                                                       Page
-----------         -----------                                                       ----

3.1                 Amended and Restated Certificate of Incorporation of the
                    Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed March 5, 1997).

3.2 Certificate of Designation containing the designations, preferences and rights of the Company's Series A Convertible
                    Stock (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed March 5, 1997).

3.3                 Bylaws of the Company (incorporated by reference to Exhibit
                    3.3 to the Company's Current Report on Form 10-K filed with the Commission on March 31, 1997).

4.1 Series B Preferred Stock and Warrant Purchase Agreement dated as of April 21, 1997 by and between the Company and Internext Compression, Inc.

5.1                 Opinion of Latham & Watkins

23.1 Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

23.2                Consent of Grant Thornton LLP.

23.3                Consent of Coopers & Lybrand L.L.P.

24.1                Power of Attorney (included on signature page hereto).